Exhibit 99.01

Contacts:

Investors:	Media:
EVC Group, Inc.	EVC Group, Inc.
Douglas Sherk,	Steve DiMattia
Jennifer Beugelmans	(646) 277-8706
(415) 896-6820
DIAMOND FOODS ANNOUNCES QUARTERLY DIVIDEND OF $0.03 FOR THE THIRD QUARTER OF FISCAL 2006
STOCKTON, CA, July 6, 2006—Diamond Foods, Inc. (Nasdaq:DMND), a leading branded food company specializing in processing, marketing and distributing culinary and snack nuts under the Diamond of California and Emerald of California brands, today announced that its Board of Directors approved a cash dividend of $0.03 per common share for the third quarter of fiscal 2006. The dividend will be payable on July 27, 2006, to common stockholders of record as of July 17, 2006.
About Diamond
Diamond is a leading branded food company specializing in processing, marketing and distributing culinary nuts and snack products under the Diamond, Emerald and Harmony brands.
# # # # # # # #